                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [_]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                           HOST MARRIOTT CORPORATION
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (4) Date Filed:

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Notes:






Reg. (S) 240.14a-101.

SEC 1913 (3-99)

                        [Host Marriott Corporation Logo]

                              10400 Fernwood Road
                         Bethesda, Maryland 20817-1109

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                       TO BE HELD THURSDAY, MAY 17, 2001

To Our Stockholders:

   You are cordially invited to attend the Annual Meeting of Stockholders of Host Marriott Corporation, which will be held in the Grand Ballroom, Salon F, at the Tampa Marriott Waterside, located at 700 South Florida Avenue, Tampa, Florida, on Thursday, May 17, 2001 at 11:00 a.m. Doors to the meeting will open at 10:30 a.m. At the meeting, stockholders will be asked to consider and vote on the following proposals:

  Proposal 1:  Election of Richard E. Marriott, R. Theodore Ammon and
               Christopher J. Nassetta as Directors for three-year terms expiring at the 2004 Annual Meeting;

  Proposal 2:  Ratification of the appointment of Arthur Andersen LLP as our independent auditors; and

  Proposal 3:  Consideration of a stockholder proposal to reinstate the annual election of all Directors.

   Stockholders will also transact other business if any is properly brought before the annual meeting.

   If you were a stockholder of record at the close of business on March 30, 2001, you may vote at the annual meeting. Whether or not you plan to attend the meeting, please take the time to vote by completing and mailing the enclosed proxy card to us in the envelope provided.

   This proxy statement provides you with detailed information about the proposals to be voted on at the meeting. With this proxy statement we are also providing copies of our 2000 Annual Report to stockholders and our Form 10-K for 2000 in order to provide you with additional information about us. We encourage you to read the proxy statement and the other information carefully.

                                          By order of the Board of Directors,


                                          /s/ Robert E. Parsons, Jr.

                                          Robert E. Parsons, Jr.
April 12, 2001                            Corporate Secretary

 Please promptly complete, date, sign and return the enclosed proxy card whether or not you plan to attend the meeting.

 Refer to the note on the outside of the back cover for information on accommodations and for directions to the hotel.

                           HOST MARRIOTT CORPORATION
                              10400 Fernwood Road
                         Bethesda, Maryland 20817-1109

                                PROXY STATEMENT
                                      FOR
                         ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 17, 2001

INFORMATION ABOUT THE ANNUAL MEETING

   Our annual meeting will be held in the Grand Ballroom, Salon F, at the Tampa Marriott Waterside, located at 700 South Florida Avenue, Tampa, Florida, on Thursday, May 17, 2001 at 11:00 a.m. Doors to the meeting will open at 10:30 a.m. Please refer to the outside back cover of this proxy statement for information on accommodations and for directions to the hotel.

INFORMATION ABOUT THE PROXY STATEMENT

   Our Board of Directors has sent you this proxy statement to solicit your vote at the annual meeting (including any adjournment or postponement of the annual meeting). In this proxy statement we summarize information that we are required to provide to you under the Securities and Exchange Commission rules. This proxy statement is designed to assist you in voting your shares. On April 12, 2001 we began mailing the proxy materials to all stockholders of record at the close of business on March 30, 2001.

PROPOSALS TO BE CONSIDERED BY YOU AT THE ANNUAL MEETING

   At the annual meeting, we will ask you to:

  Proposal 1: elect Richard E. Marriott, R. Theodore Ammon and Christopher J.
              Nassetta as Directors for three-year terms expiring at the 2004 Annual Meeting;

  Proposal 2: ratify the appointment of Arthur Andersen LLP as our independent auditors; and

  Proposal 3: consider a stockholder proposal to reinstate the annual election of all Directors.

INFORMATION ABOUT VOTING

   You may vote your shares if you were a stockholder of record of our common stock as of the close of business on March 30, 2001. Each share is entitled to one vote at the meeting. At the close of business on March 30, 2001, there were 234,094,684 outstanding shares of our common stock, par value $0.01 per share. You may vote your shares either by proxy or in person, as follows:

  . By Proxy: You can vote by completing, signing and dating the enclosed proxy card and returning it to us by mail in the envelope provided. The instructions for voting are contained on the enclosed proxy card. The individuals named on the card are your proxies. They will vote your shares as you indicate. If you sign your card without indicating how you wish to vote, all of your shares will be voted:

    .  FOR all of the nominees for Director;

    . FOR ratification of the appointment of Arthur Andersen LLP as our independent auditors to serve for the 2001 fiscal year;

    . AGAINST the stockholder proposal to reinstate the annual election of all Directors; and

    . at the discretion of your proxies on any other matters that may be properly brought before the annual meeting.

  .  In Person: You may attend the annual meeting and vote in person.

   You may revoke your proxy before it is voted at the meeting if you:

  . file a written notice of revocation dated after the proxy date with First Chicago Trust Company of New York, in its capacity as our transfer agent; or

  . send First Chicago Trust Company of New York a later-dated proxy for the same shares of common stock; or

  .  attend the annual meeting AND vote in person there.

The mailing address for First Chicago Trust Company of New York is P.O. Box 8611, Edison, New Jersey 08818-9119.

   If your shares are registered differently and are in more than one account, you will receive more than one proxy card. To ensure that all your shares are voted, please sign and return all proxy cards. We encourage you to have all accounts registered in the same name and address, whenever possible. You can accomplish this by contacting our transfer agent, First Chicago Trust Company of New York, at (800) 311-4816.

INFORMATION ABOUT A QUORUM

   Holders of a majority of the outstanding shares of common stock must be present at the meeting, in person or by proxy, for a quorum to be present. If a quorum is not present or if we decide that more time is necessary for the solicitation of proxies, we may adjourn the annual meeting. We may do this with or without a stockholder vote. If there is a stockholder vote to adjourn, the named proxies will vote all shares of common stock for which they have voting authority in favor of adjournment.

   Shares of our common stock represented by proxies that are marked "withhold authority" (with respect to the election of any nominee for election as Director), or marked "abstain," or which constitute broker non-votes, will be counted as present at the meeting for the purpose of determining a quorum. Broker non-votes occur when a nominee holding shares of our common stock for a beneficial owner has not received voting instructions from the beneficial owner and such nominee does not possess or does not choose to exercise discretionary authority with respect to such shares. With respect to any matter to be decided by a plurality (such as the election of Directors) or by a majority of the votes cast at the meeting, none of the proxies marked "withhold authority" or marked "abstain," or which constitute broker non-votes, will be counted for the purpose of determining the number of votes cast at the meeting.

VOTES NECESSARY FOR EACH PROPOSAL TO BE APPROVED

   Proposal One: Election of Directors--The three persons nominated for Director receiving the most votes will be elected. Shares not voted will not affect the election of Directors except to the extent that failure to vote for an individual results in another individual's receiving a larger proportion of votes.

   Proposal Two: Ratification of Independent Auditors--The ratification of Arthur Andersen LLP as our independent auditors must receive an affirmative vote from a majority of the shares of common stock that are present in person or by proxy and are voting on such proposal. Shares not voted will reduce the absolute number but not the percentage of the votes needed for approval. They will not be counted as votes either for or against this proposal.

   Proposal Three: Stockholder Proposal to Reinstate the Annual Election of all Directors--Under our Articles of Incorporation, the stockholder proposal to reinstate the annual election of all Directors must receive an affirmative vote of the holders of at least two-thirds of the total number of outstanding shares of our common stock as of the record date.

   Other Matters--Unless otherwise required by our bylaws or by applicable Maryland law, any other matter properly presented for a vote at the meeting will require an affirmative vote from a majority of the shares of our common stock present and voting on such proposal.

COSTS OF PROXIES

   In addition to mailing you this proxy statement and the other enclosed materials, we have hired MacKenzie Partners, Inc. to be our proxy solicitation agent for a fee of $6,500 plus expenses. We may also make additional solicitations by telephone, facsimile or other forms of communication. We will reimburse brokers, banks and other nominees who hold our stock on behalf of other beneficial owners for their expenses related to forwarding our proxy materials to those beneficial owners. We will bear the entire cost of the solicitation.

INFORMATION TO RELY UPON WHEN CASTING YOUR VOTE

   You should rely only on the information contained in this proxy statement or incorporated by reference when voting on these matters. We have not authorized anyone to give any information or to make any representation in connection with this proxy solicitation other than those contained in or incorporated by reference in this proxy statement. You should not rely on such information or representation as having been authorized by us. You should not infer under any circumstances that because of the delivery to you of this proxy statement there has not been a change in the facts set forth in this proxy statement or in our affairs since the date on this proxy statement.

                                 PROPOSAL ONE:
                             ELECTION OF DIRECTORS

   Three Directors will be elected at the 2001 annual meeting. Richard E. Marriott, R. Theodore Ammon and Christopher J. Nassetta are being elected as Directors to serve until the annual meeting of stockholders in 2004. Each of them is an incumbent Director. The table below contains certain biographical information about them as well as our other Directors. They have consented to serve if elected, but should any nominee be unavailable to serve, the proxies named on your proxy card will vote for the substitute nominee recommended by the Board of Directors.

Vote Required

   The three persons nominated for Director who receive the most votes will be elected.

   The Board of Directors recommends that you vote FOR each of the persons nominated for Director in Proposal One.

NOMINEES FOR DIRECTOR

Richard E. Marriott*       Mr. Richard E. Marriott is a Director of Marriott
Chairman of the Board      International, Inc. and the Polynesian Cultural
Director since 1979        Center, and he is Chairman of the Board of First
Age: 62                    Media Corporation. Mr. Marriott also serves on the
                           Federal City Council, the Board of Associates for
                           Gallaudet University and the National Advisory
                           Council of Brigham Young University. He is a past
                           President of the National Restaurant Association.
                           In addition, Mr. Marriott is the President and a Trustee of the Marriott Foundation for People with Disabilities. Mr. Marriott's term as a Director expires at the 2001 annual meeting of stockholders.
                           For additional information on Mr. Marriott, see
                           "Executive Officers" below.

[PHOTO OF RICHARD E. MARRIOTT]

R. Theodore Ammon          Mr. Ammon is a private investor and Chairman of
Director since 1992        Vertis Holdings, Inc. (formerly known as Big Flower
Age: 51                    Holdings, Inc.) He was formerly a General Partner
                           of Kohlberg Kravis Roberts & Company (a New York and San Francisco-based investment firm) from 1990 to 1992, and was an executive of such firm prior to 1990. Mr. Ammon is also the Chairman of the Board of 24/7 Media, Inc. and a Director of CAIS
                           Internet, Inc., and he serves on numerous boards of privately held companies. In addition, he is involved in a number of not-for-profit organizations, including as a member of the Board of Directors of The Municipal Art Society of New
                           York, The New York YMCA and Jazz @ Lincoln Center, and of the Board of Trustees of Bucknell
                           University. Mr. Ammon's term as a Director expires at the 2001 annual meeting of stockholders.

[PHOTO OF R. THEODORE AMMON]

Christopher J. Nassetta    Mr. Nassetta is currently our President and Chief
President and Chief        Executive Officer. He also serves as a Director of
Director since 1999        Prime Group Realty Trust and as a member of the
Age: 38                    McIntire School of Commerce Advisory Board for the
                           University of Virginia. Mr. Nassetta's term as a Director expires at the 2001 annual meeting of stockholders. For additional information on Mr.
                           Nassetta, see "Executive Officers" below.
                           Executive Officer


[PHOTO OF CHRISTOPHER J. NASSETTA]

DIRECTORS CONTINUING IN OFFICE

J.W. Marriott, Jr.*
Director since 1964        Mr. J.W. Marriott, Jr. is Chairman of the Board and
Age: 69                    Chief Executive Officer of Marriott International,
                           Inc., and a Director of General Motors Corporation and the Naval Academy Endowment Trust. He also serves on the Board of Directors of Georgetown
                           University and on the Board of Trustees of the National Geographic Society. He serves on the
                           Executive Committee of the World Travel & Tourism
                           Council and is a member of the Business Council.
                           Mr. Marriott's term as a Director expires at the 2002 annual meeting of stockholders.

[PHOTO OF J.W. MARRIOTT, JR.]

Robert M. Baylis           Mr. Baylis is a Director of The International
Director since 1996        Forum, an executive education program of the
Age: 62                    Wharton School of the University of Pennsylvania.
                           He was formerly Vice Chairman of CS First Boston.
                           Mr. Baylis also serves as a Director of New York
                           Life Insurance Company, Covance, Inc., Gildan
                           Activewear, Inc., PartnerRe Ltd. and Credit Suisse
                           First Boston (USA), Inc. In addition, he is an overseer of the University of Pennsylvania Museum of Archeology and Anthropology. Mr. Baylis's term as a Director expires at the 2003 annual meeting of stockholders.

 [PHOTO OF ROBERT M. BAYLIS]

Terence C. Golden          Mr. Golden served as our President and Chief
Director since 1995        Executive Officer from 1995 until his retirement in
Age: 56                    May 2000. He serves as Chairman of Bailey Realty
                           Corporation and Bailey Capital Corporation and various affiliated companies. In addition, Mr.
                           Golden is a Director of American Classic Voyages
                           Co., Cousins Properties, Inc., Potomac Electric
                           Power Company, The Morris and Gwendolyn Cafritz
                           Foundation and the District of Columbia Early
                           Childhood Collaborative. He is also Chairman of the Federal City Council. Prior to coming to Host
                           Marriott, Mr. Golden had served as chief financial officer of The Oliver Carr Company and was a Founder and National Managing Partner of Trammel
                           Crow Residential Companies. He has also served as Administrator of the U.S. General Services
                           Administration and as Assistant Secretary of the U.S. Department of the Treasury. Mr. Golden's term as a Director expires at the 2003 annual meeting of stockholders.
[PHOTO OF TERENCE C. GOLDEN]

Ann McLaughlin Korologos   Ms. Korologos is Senior Advisor to Benedetto,
Director since 1993        Gartland & Company, Inc., an investment banking
Age: 59                    firm in New York. She formerly served as President
                           of the Federal City Council from 1990 until 1995
                           and as Chairman of the Aspen Institute from 1996 until August 2000. Ms. Korologos has served with distinction in several United States
                           Administrations in such positions as Secretary of Labor and Under Secretary of the Department of the Interior. She also serves as a Director of AMR
                           Corporation, Fannie Mae, Kellogg Company, Microsoft
                           Corporation, Nordstrom, Inc. (from which she will retire in May 2001), Donna Karan International,
                           Inc., Vulcan Materials Company and Harman
                           International Industries, Inc. Ms. Korologos's term as a Director expires at the 2003 annual meeting of stockholders.

[PHOTO OF ANN MCLAUGHLIN KOROLOGOS]

John G. Schreiber          Mr. Schreiber is President of Centaur Capital
Director since 1998        Partners, Inc. and a senior advisor and partner of
Age: 54                    Blackstone Real Estate Advisors L.P., an affiliate
                           of The Blackstone Group L.P. He serves as a Trustee of AMLI Residential Properties Trust and as a Director of JMB Realty Corporation, The Brickman
                           Group, Ltd. and a number of mutual funds advised by
                           T. Rowe Price Associates, Inc. Prior to his retirement as an officer of JMB Realty Corporation in 1990, Mr. Schreiber was Chairman and Chief
                           Executive Officer of JMB/Urban Development Company and an Executive Vice President of JMB Realty
                           Corporation. Mr. Schreiber's term as a Director expires at the 2002 annual meeting of stockholders.

[PHOTO OF JOHN G. SCHREIBER]

Harry L. Vincent, Jr.      Mr. Vincent is a retired Vice Chairman of Booz-
Director since 1969        Allen & Hamilton, Inc. He also served as a Director
Age: 81                    of Signet Banking Corporation from 1973 until 1989.
                           Mr. Vincent's term as a Director expires at the 2002 annual meeting of stockholders.

[PHOTO]
--------
* Richard E. Marriott and J.W. Marriott, Jr. are brothers.

THE BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

   Presently, there are nine members on our Board of Directors, seven of whom currently are neither officers nor employees of our company. (Terence C. Golden, our former President and Chief Executive Officer, retired from those positions in May 2000.) Our Board of Directors is divided into three classes, each consisting of three Directors. Class I Directors, consisting of J.W. Marriott, Jr., John G. Schreiber and Harry L. Vincent, Jr., will hold office until the 2002 annual meeting of stockholders; Class II Directors, consisting of Robert M. Baylis, Terence C. Golden and Ann McLaughlin Korologos, will hold office until the 2003 annual meeting; and Class III Directors, consisting of Richard E. Marriott, R. Theodore Ammon and Christopher J. Nassetta, will hold office until the 2001 annual meeting of stockholders. Each Director serves for three years.

   The Board met four times in 2000. Each Director attended 75% or more of the meetings held during 2000.

   The Board has adopted three standing committees: (i) Audit, (ii) Compensation Policy and (iii) Nominating and Corporate Governance.

   Audit Committee. The Audit Committee:

  . recommends the appointment of independent auditors to the Board of Directors;

  . approves the scope of audits and other services to be performed by the independent and internal auditors;

  . considers whether the performance of any professional service by the auditors other than services provided in connection with the audit function could impair the independence of the outside auditors;

  . reviews the results of internal and external audits, the accounting principles applied in financial reporting, and financial and operational controls;

  . meets at least four times a year with the independent auditors, management representatives and internal auditors; and

  . reviews interim financial statements each quarter before the company files its Form 10-Q with the Securities and Exchange Commission.

   The Audit Committee is composed of five members who are not our employees. These Directors are R. Theodore Ammon (Chair), Robert M. Baylis, Ann McLaughlin Korologos, John G. Schreiber and Harry L. Vincent, Jr. The Board of Directors has determined that each member of the Audit Committee is independent and financially literate in accordance with paragraph 303 of the New York Stock Exchange Listed Company Manual. The Board of Directors has also determined that at least one member of the Audit Committee has accounting or related financial management expertise. The independent and internal auditors have unrestricted access to the Audit Committee and vice versa. The Audit Committee met ten times in 2000. Each member attended 75% or more of the meetings held in 2000. No membership changes are contemplated for 2001.

   The Audit Committee has a written charter which is attached to this proxy statement as Appendix A. This charter incorporates provisions relating to audit committees included in Securities and Exchange Commission regulations and New York Stock Exchange rules. Among these provisions are requirements that proxy statements include (i) an annual report of the Audit Committee's finding with respect to its financial reporting oversight responsibilities and (ii) a copy of the Audit Committee's charter at least once every three years. The Audit Committee and the Board of Directors have reviewed and assessed the adequacy of the Audit Committee's charter and the Board of Directors approved the Audit Committee charter. The Audit Committee's annual report appears in this proxy statement at page .

   Compensation Policy Committee. The Compensation Policy Committee recommends policies and procedures relating to senior officers' compensation and various employee stock and cash incentive plans. It also approves individual salary adjustments and stock awards in those areas. The Compensation Policy Committee is composed of six Directors who are not our employees. These Directors are John G. Schreiber (Chair), R. Theodore Ammon, Robert M. Baylis, Ann McLaughlin Korologos, J.W. Marriott, Jr. and Harry L. Vincent, Jr. The Compensation Policy Committee met three times in 2000. Each member attended 75% or more of the meetings held in 2000. No membership changes are contemplated for 2001.

   Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee:

  .  considers candidates for election as Directors;

  . keeps abreast of and makes recommendations with respect to corporate governance in general; and

  . fulfills an advisory function with respect to a range of matters affecting the Board of Directors and its committees, including the making of recommendations with respect to:

    .  qualifications of Director candidates,

    .  compensation of Directors,

    .  the selection of committee chairs,

    .  committee assignments, and

    .  related matters affecting the functioning of the Board.

   The Nominating and Corporate Governance Committee is composed of six Directors who are not our employees. These Directors are Ann McLaughlin Korologos (Chair), R. Theodore Ammon, Robert M. Baylis, J.W. Marriott, Jr., John G. Schreiber and Harry L. Vincent, Jr. The Nominating and Corporate Governance Committee met once in 2000. Each member attended the meeting. No membership changes are contemplated for 2001.

EXECUTIVE OFFICERS

   In the following table we set forth certain information on those persons currently serving as our executive officers. Additional biographical information on Christopher J. Nassetta, our President and Chief Executive Officer, and Richard E. Marriott, Chairman of the Board, is included above in the section "Nominees for Director."

                                         Business Experience Prior to Becoming
      Name and Title          Age         an Executive Officer of the Company
      --------------          ---        -------------------------------------
Richard E. Marriott           62    Richard E. Marriott joined our company in 1965
 Chairman of the Board              and has served in various executive capacities.
                                    In 1979, Mr. Marriott was elected to the Board
                                    of Directors. In 1984, he was elected Executive
                                    Vice President, and in 1986, he was elected Vice
                                    Chairman of the Board of Directors. In 1993, Mr.
                                    Marriott was elected Chairman of the Board.

Christopher J. Nassetta       38    Christopher J. Nassetta joined our company in
 President and Chief                October 1995 as Executive Vice President and was
 Executive Officer                  elected our Chief Operating Officer in 1997. In
                                    May 2000, Mr. Nassetta became our President and
                                    Chief Executive Officer. Prior to joining us,
                                    Mr. Nassetta served as President of Bailey
                                    Realty Corporation from 1991 until 1995. He had
                                    previously served as Chief Development Officer
                                    and in various other positions with The Oliver
                                    Carr Company from 1984 through 1991.

Robert E. Parsons, Jr.        45    Robert E. Parsons, Jr. joined our Corporate
 Executive Vice President,          Financial Planning staff in 1981 and was made
 Chief Financial Officer            Assistant Treasurer in 1988. In 1993, Mr.
 and Corporate Secretary            Parsons was elected our Senior Vice President
                                    and Treasurer, and in 1995, he was elected
                                    Executive Vice President and Chief Financial
                                    Officer. In February 2000, he was elected
                                    Corporate Secretary.

W. Edward Walter              45    W. Edward Walter joined our company in 1996 as
 Executive Vice President           Senior Vice President for Acquisitions, and he
 and Treasurer                      was elected Treasurer in 1998 and Executive Vice
                                    President in May 2000. He is responsible for all
                                    of our debt and equity financing activities as
                                    well as our asset management efforts. Prior to
                                    joining our company, Mr. Walter was a partner
                                    with Trammell Crow Residential Company and the
                                    President of Bailey Capital Corporation, a real
                                    estate firm that focused on tax-exempt real
                                    estate investments. Mr. Walter is a member of
                                    the District of Columbia Bar Association.

                                         Business Experience Prior to Becoming
      Name and Title          Age         an Executive Officer of the Company
      --------------          ---        -------------------------------------
James F. Risoleo              45    James F. Risoleo joined our company in 1996 as
 Executive Vice President           Senior Vice President for Acquisitions, and he
                                    was elected Executive Vice President in May
                                    2000. He is responsible for our development,
                                    acquisition and disposition activities. Prior to
                                    joining our company, Mr. Risoleo served as Vice
                                    President of Development for Interstate Hotels
                                    Corporation, then the nation's largest
                                    independent hotel management company. Before
                                    joining Interstate, he was Senior Vice President
                                    at Westinghouse Financial Services.

Donald D. Olinger             42    Donald D. Olinger joined our company in 1993 as
 Senior Vice President and          Director of Corporate Accounting. Later in 1993,
 Corporate Controller               Mr. Olinger was promoted to Senior Director and
                                    Assistant Controller. He was promoted to Vice
                                    President of Corporate Accounting in 1995. In
                                    1996, he was elected Senior Vice President and
                                    Corporate Controller. Prior to joining us, Mr.
                                    Olinger was with the public accounting firm of
                                    Deloitte & Touche.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

   The following table sets forth the number of shares of our common stock and of the partnership units of Host Marriott, L.P. (which we call the operating partnership) that were beneficially owned as of February 28, 2001 by:

   .  each Director and Director nominee;

   .  each executive officer named in the Summary Compensation Table below;

   .  all of our Directors and executive officers as a group; and

   . beneficial owners of 5% or more of the common stock or of the operating partnership units.

   Information about the ownership of operating partnership units is included because the operating partnership units are redeemable for shares of our common stock.

                                                 % of               % of Common
                                    Number of   Shares   Number of   Stock and
                                    Shares of     of     Operating   Operating
                                      Common    Common  Partnership Partnership
               Name                   Stock    Stock(1)    Units     Units(2)
               ----                 ---------- -------- ----------- -----------
Directors:
 R. Theodore Ammon(3)..............     24,587      *            0        *
 Robert M. Baylis(3)...............     32,114      *            0        *
 Terence C. Golden.................    711,637    0.3            0      0.3
 Ann McLaughlin Korologos(3).......     19,070      *            0        *
 J.W. Marriott, Jr.(4)(5).......... 15,479,612    6.6      583,635      6.8
 Richard E. Marriott(5)(6)(7)...... 18,251,964    7.8      580,982      8.0
 Christopher J. Nassetta(7)........    960,641    0.4            0      0.4
 John G. Schreiber(3)(8)...........      6,963      *   26,376,073     10.1
 Harry L. Vincent, Jr.(3)..........     37,870      *            0        *
Non-Director Executive Officers:
 Robert E. Parsons, Jr.(7).........    708,835    0.3            0      0.3
 James F. Risoleo(7)...............    288,031    0.1            0      0.1
 W. Edward Walter(7)...............    428,811    0.2            0      0.2
All Directors and Executive
 Officers as a group (13 persons,
 including the
 foregoing)(7)(9)(10).............. 29,901,168   12.8   26,974,110     21.8
Certain Beneficial Owners:
 Blackstone Entities(11)...........          0      *   31,015,735     11.7
 FMR Corp.(12)..................... 12,571,421    5.4            0      5.4
 Southeastern Asset Management
  Inc.(13)......................... 40,480,577   17.3            0     17.3
 Wallace R. Weitz & Company(14).... 20,759,363    8.9            0      8.9

--------
*   Reflects ownership of less than 1/10th of 1%.
(1) Any descriptions of ownership or aggregations of ownership of our common stock within this proxy statement are based upon the disclosure requirements of the federal securities laws. They do not indicate ownership of our common stock under the Internal Revenue Code of 1986, as amended, or for purposes of the ownership limitations set forth in our Articles of Incorporation.
(2) This column assumes that all operating partnership units held by the named person or entity are redeemed for shares of our common stock on a one-for-one basis, but that none of the operating partnership units held by others are redeemed for shares of our common stock.
(3) The number of shares of our common stock listed here includes the deferred shares awarded annually to non-employee Directors under our Non-Employee Directors' Deferred Stock Compensation Plan. This number also includes the special one-time award of deferred shares under the Plan in 1997 to Mr. Ammon, Mr. Baylis, Ms. Korologos and Mr. Vincent.

(4) The number of shares of our common stock listed here includes: (1) 1,643,751 shares held in trust for which J.W. Marriott, Jr. is the trustee or a co-trustee; (2) 68,426 shares held by the wife of J.W. Marriott, Jr.;
     (3) 765,847 shares held in trust for which the wife of J.W. Marriott, Jr. is the trustee or a co-trustee; (4) 3,678,373 shares held by the J.
     Willard and Alice S. Marriott Foundation, of which J.W. Marriott, Jr. is a co-trustee; (5) 1,789,165 shares held by the J. Willard Marriott, Sr. Charitable Trust, of which J.W. Marriott, Jr. is a co-trustee; (6) 63,623 shares held by the Alice S. Marriott Lifetime Trust, of which J.W. Marriott, Jr. is a co-trustee; (7) 2,707,590 shares held by a limited partnership whose general partner is a corporation of which J.W. Marriott, Jr. is the controlling stockholder; and (8) 86,960 shares held by a limited partnership whose general partner is J.W. Marriott, Jr. This amount does not include shares held by the adult children of J.W.
     Marriott, Jr.; J.W. Marriott, Jr. disclaims beneficial ownership of all such shares.
(5) J.W. Marriott, Jr., Richard E. Marriott and other members of the Marriott family and various trusts established by members of the Marriott family owned beneficially an aggregate of 27,851,706 shares, or 11.9% of the total shares outstanding of our common stock, as of February 28, 2001.
(6) The number of shares of our common stock listed here includes: (1) 1,903,440 shares held in trust for which Richard E. Marriott is the trustee or a co-trustee; (2) 74,154 shares held by the wife of Richard E. Marriott; (3) 603,828 shares held in trust for which the wife of Richard
     E. Marriott is the trustee or a co-trustee; (4) 3,678,373 shares held by the J. Willard and Alice S. Marriott Foundation, of which Richard E. Marriott is a co-trustee; ; (5) 1,789,165 shares held by the J. Willard Marriott, Sr. Charitable Trust, of which Richard E. Marriott is a co-trustee; (6) 63,623 shares held by the Alice S. Marriott Lifetime Trust, of which Richard E. Marriott is a co-trustee; (7) 732,800 shares held by the Richard E. and Nancy P. Marriott Foundation of which Richard E. Marriott is a co-trustee; and (8) 2,503,066 shares held by a corporation of which Richard E. Marriott is the controlling stockholder. It does not include shares held by the adult children of Richard E. Marriott; Richard
     E. Marriott disclaims beneficial ownership of all such shares.
(7) The number of shares of our common stock listed here includes (1) the shares of restricted stock granted under our 1993 Comprehensive Stock Incentive Plan and 1997 Comprehensive Stock and Cash Incentive Plan, which are voted by the holder thereof, and (2) the following number of shares which could be acquired through the exercise of stock options: for Mr. Parsons, 14,637 shares; and for all Directors and executive officers as a group, 44,328 shares. For additional information, see the Tables under the caption "Executive Officer Compensation." This amount does not include any other shares reserved, contingently vested or awarded under the above named plans.
(8) With respect to the calculations of the operating partnership units, the listed figures represent the number of operating partnership units deemed beneficially owned by Mr. Schreiber because he shares dispositive power over the operating partnership units which are held by several of the Blackstone Entities (as defined in footnote 11 below). Mr. Schreiber has reported shared dispositive power over 26,376,073 operating partnership units and no voting power over any of the operating partnership units in a
     Schedule 13D filed with the Securities and Exchange Commission. The operating partnership units which are listed in the table as being beneficially owned by Mr. Schreiber are also included in the total and calculations for the Blackstone Entities elsewhere in the table.
(9) The number of shares of our common stock listed here includes the total number of shares held by trusts for which both J.W. Marriott, Jr. and Richard E. Marriott are co-trustees. Beneficial ownership of such shares is attributable to both J.W. Marriott, Jr. and Richard E. Marriott in the table above under the Director subheading. These shares, however, are included only once in reporting the total number of shares owned by all Directors and executive officers as a group. All Directors and executive officers as a group (other than members of the Marriott family) owned beneficially an aggregate of 3,344,504 shares, or 1.4% of the total shares outstanding of our common stock as of February 28, 2001. In addition, our Retirement and Savings Plan owned 72,621 shares, or less than 0.1% of the total shares outstanding of our common stock as of February 28, 2001.
(10) The number of operating partnership units listed here includes units held by a partnership of which both J.W. Marriott, Jr. and Richard E. Marriott are general partners. Beneficial ownership of such operating partnership units is attributable to both J.W. Marriott, Jr. and Richard E. Marriott in the table above under the Director subheading. These units, however, are included only once in reporting the total number of operating partnership units owned by all Directors and executive officers as a group.
(11) The Blackstone Entities constitute The Blackstone Group L.P. and a series of partnerships, persons and other entities affiliated with Blackstone Real Estate Associates. As a group, the Blackstone Entities have filed a
     Schedule 13D with the Securities and Exchange Commission in which they reported beneficial ownership of an aggregate of 31,015,735 operating partnership units, with varying levels of dispositive power and voting power over the operating partnership units depending upon the partnership, person or entity involved. The principal business address of the Blackstone Entities is 345 Park Avenue, 31st Floor, New York, New York 10154.
(12) The number of shares of our common stock listed here represents shares of our common stock held by FMR Corp. and its subsidiaries, Fidelity Management Trust Company ("FMT") and Fidelity Management & Research Company ("FM&R"). The information in this table is derived from a Schedule 13G that FMR Corp. filed with the Securities and Exchange Commission. That Schedule 13G indicates that FMR Corp., through its control of FMT, FM&R and certain investment funds for which FM&R acts as an investment adviser, has sole power to dispose of 12,571,421 shares of our common stock owned by such investment funds. FMR Corp. has no power to vote or direct the voting of the shares of our common stock owned by the investment funds. That power resides with the Board of Trustees of such investment funds. The Schedule 13G filed by FMR Corp. also indicates that FMT and the investment funds for which FM&R acts as an investment adviser own an aggregate of 61,700 shares of our convertible preferred securities, which would be convertible under certain circumstances into 184,840 shares of our common stock. The principal business address for FMR Corp., FM&R and FMT is 82 Devonshire Street, Boston, Massachusetts 02109-3614.
(13) The number of shares of our common stock listed here represents shares of our common stock held by Southeastern Asset Management, Inc., which acts as an investment adviser for certain investment funds. Southeastern Asset Management, Inc. has reported in a Schedule 13G filed with the Securities and Exchange Commission sole dispositive power over 26,299,279 shares, shared dispositive power over 14,068,250 shares and no dispositive power over 113,048 shares. Of these shares, Southeastern Asset Management, Inc. has reported sole voting power over 21,558,173 shares, shared voting power over 14,068,250 shares and no voting power over 4,854,154 shares. The principal business address of Southeastern Asset Management, Inc. is 6410 Poplar Avenue, Suite 900, Memphis, Tennessee 38119.
(14) The number of shares of our common stock listed here represents shares of our common stock held by Wallace R. Weitz & Company, which acts as an investment adviser for certain investment funds. Wallace R. Weitz &
     Company has reported in a Schedule 13G filed with the Securities and Exchange Commission sole dispositive and voting power over 20,759,363 shares. The principal business address of Wallace R. Weitz & Company is 1125 South 103rd Street, Suite 600, Omaha, Nebraska 68124-6008.

COMPENSATION OF DIRECTORS

   Directors are compensated partially in cash and partially in our common stock to align their interest with those of our stockholders. Directors who are also company employees receive no additional compensation for their services as Directors.

   Annual Retainer and Attendance Fees. Directors who are not company employees receive an annual retainer fee of $30,000 as well as an attendance fee of $1,250 for each stockholders' meeting, meeting of the Board of Directors or meeting of a committee of the Board of Directors, regardless of the number of meetings held on a given day. The chair of each committee of the Board of Directors receives an additional annual retainer fee of $1,000, except for the chair of the Compensation Policy Committee, who receives an annual retainer fee of $6,000. The chair of the Compensation Policy Committee receives a higher annual retainer fee because he has additional duties, which include, for example, the performance appraisal of the chief executive officer on behalf of the Board, although the final performance appraisal is determined by the Board.

   Annual Stock Awards. Each Director who is not an employee of the company or of one of our affiliates (other than J.W. Marriott, Jr.) also receives an annual award of deferred shares of our common stock under our Non-Employee Directors' Deferred Stock Compensation Plan. Under the Non-Employee Directors' Deferred Stock Compensation Plan, an annual award of deferred shares equal in value to the amount of the annual retainer fee paid to non-employee Directors is distributed to such Directors immediately following the annual meeting of stockholders. In 2000, each such award was for 2,972 shares. The plan also permits participants under the plan to be credited with dividend equivalents. These are equal in value to the dividends paid on our common stock.

   Deferral of Payment. Directors may elect to defer payment of all or any portion of their annual retainer and attendance fees under our Executive Deferred Compensation Plan and/or our Non-Employee Directors' Deferred Stock Compensation Plan.

   Other. Directors are reimbursed for travel expenses and other out-of-pocket costs incurred in attending meetings or in visiting properties controlled by us or by Marriott International, Inc.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

   Federal securities laws require Directors, executive officers, and owners of more than ten percent of our common stock to file reports with the Securities and Exchange Commission and with the New York Stock Exchange. These reports relate to the number of shares of our common stock that each of those persons beneficially owns, and any changes in their ownership. Except as set forth below, all persons required to file such forms have done so during 2000. Due to a clerical error, J.W. Marriott, Jr. inadvertently did not file a timely report with respect to the exercise of certain stock appreciation rights he had received in connection with the cancellation of his options to purchase our common stock. The report was filed promptly upon the discovery of this oversight.

EXECUTIVE OFFICER COMPENSATION

Summary of Compensation

   The table below sets forth a summary of the compensation we paid for the last three fiscal years to each person who served as our Chief Executive Officer in 2000 and to the four additional most highly compensated persons serving as executive officers at the end of our last fiscal year.

                           SUMMARY COMPENSATION TABLE

                                                                     Long-Term
                                     Annual Compensation           Compensation
                               ------------------------------- ---------------------
                                                               Restricted
                                                  Other Annual   Stock
                                                  Compensation   Awards      LTIP       All Other
Name and Principal      Fiscal Salary(1) Bonus(2)  (3)(4)(5)     (6)(7)   Payouts(8) Compensation(9)
Position                 Year     ($)      ($)        ($)         ($)        ($)           ($)
------------------      ------ --------- -------- ------------ ---------- ---------- ---------------
Richard E. Marriott      2000   320,000  336,000    440,221       312,947        0       28,980
                         1999   307,008  150,434    262,548             0        0       26,111
                         1998   290,450  116,180    275,607     2,138,750        0       23,923
Terence C. Golden(10)    2000   749,996  406,000          0             0        0       95,993
                         1999   749,996  849,895          0             0        0       81,952
                         1998   669,782  602,804     67,489    11,800,000        0       73,051
Christopher J.
 Nassetta(10)            2000   624,584  794,684          0     2,586,763        0       69,271
                         1999   500,006  536,106          0             0  947,318       48,363
                         1998   382,563  286,922          0     7,375,000        0       36,970
Robert E. Parsons, Jr.   2000   445,000  534,000          0       812,991        0       53,995
                         1999   424,996  455,681          0             0  947,318       42,672
                         1998   369,583  277,187          0     6,195,000        0       36,970
James F. Risoleo         2000   279,296  296,000          0       990,704        0       33,546
                         1999   228,332  326,984     88,716             0  450,000       23,339
                         1998   211,147  166,131     94,706     1,991,250        0       22,058
W. Edward Walter         2000   330,209  348,300          0     1,506,058        0       30,625
                         1999   279,075  264,792          0             0  590,625       29,632
                         1998   241,587  182,873          0     3,318,750        0       23,187

--------
(1) Salary amounts include base salary earned and paid in cash during the fiscal year as well as the amount of base salary deferred at the election of the named executive officer under our Executive Deferred Compensation Plan. The 1998 salary includes a competitive pay adjustment, paid in 1999 but effective as of November 2, 1998 and reported as 1998 earnings. The 1998 salary adjustment resulted from a compensation study conducted by an independent consulting firm retained by the Compensation Policy Committee of the Board of Directors.
(2) The bonus consists of the cash bonus earned pursuant to our 1997 Comprehensive Stock and Cash Incentive Plan. It was either paid subsequent to the end of each fiscal year or deferred under the Executive Deferred Compensation Plan.
(3) The amounts set forth in this column for Mr. Marriott include $125,100, $110,700 and $97,000 in 2000, 1999 and 1998, respectively, for the allocation of company personnel costs for non-company business, and $213,185, $120,174 and $133,626 in 2000, 1999, and 1998, respectively, for additional cash compensation to cover taxes payable for all other compensation in this column.
(4) The amount set forth in this column for Mr. Golden represents reimbursement of travel expenses of Mr. Golden's spouse when she accompanied him on Host Marriott Corporation business trips. It also includes additional cash compensation to cover taxes payable for such reimbursement.
(5) The amounts set forth in this column for Mr. Risoleo represent the forgiveness of a loan made to Mr. Risoleo related to his relocation expenses in 1996.

(6) Restricted Stock. Restricted stock awards are subject to various general restrictions, such as continued employment, as well as several performance restrictions. Holders of restricted stock receive dividends and exercise voting rights on their restricted shares. The named executive officers have agreed that any cash dividends on the shares of restricted stock shall, after withholding for or payment of any taxes due on the dividends, be reinvested in shares of our common stock either through a dividend reinvestment program or otherwise. Deferred Bonus Stock. The amount of a deferred bonus stock award generally equals 20 percent of each individual's annual cash bonus award, based on the stock price on the last trading day for the fiscal year. Holders of deferred bonus stock awards do not receive dividends or exercise voting rights on their deferred bonus stock until such stock has been distributed to them. The recipient can designate an award as current, which is distributed in 10 annual installments beginning one year after the award is granted, or deferred, which is distributed in a lump sum or in up to 10 annual installments following termination of employment. Deferred bonus stock awards contingently vest in 10 equal annual installments beginning one year after the awards are granted.
(7) Seventy percent of the restricted shares awarded in 1998 and 2000 have performance restrictions and thirty percent have general restrictions conditioned upon continued employment. The performance criteria established by the Compensation Policy Committee are based upon (i) the measurement of the annual total return to the Company's stockholders (Stockholder Return Performance) and (ii) either (a) for 2000, the Company's achieving specific earnings targets set by the Compensation Policy Committee, (b) for 1999, the relative performance of our stock measured against a published peer index, or (c) for 1998, our Company's achieving specific targets set by the Compensation Policy Committee with respect to liquidity, capital productivity, and acquisition investment activity. The total number of restricted and deferred shares held by each named executive officer as of the end of the 2000 fiscal year and the aggregate value of those shares at such time were as follows: Mr. Marriott, 206,840 shares valued at $2,656,601; Mr. Golden, 805,636 shares valued at $10,347,387; Mr. Nassetta,
     810,000 shares valued at $10,403,438; Mr. Parsons, 525,091 shares valued at $6,774,998; Mr. Risoleo, 235,000 shares valued at $3,018,281; and Mr.
     Walter, 410,000 shares valued at $5,265,938.
(8) In 1999, the Compensation Policy Committee determined that the time and performance criteria set forth in the long-term incentive plan established in 1996 for Mr. Nassetta, Mr. Parsons, Mr. Risoleo and Mr. Walter had been met. Accordingly, the restricted shares awarded under such long-term incentive plan vested and the restrictions were released.
(9) This column represents our matching contributions made under our Retirement and Savings Plan and our Executive Deferred Compensation Plan. Under the Retirement and Savings Plan, we contributed $10,200 for each of the named executive officers in 2000. The amounts contributed under the Executive Deferred Compensation Plan for 2000 for each named executive officer were as follows: Mr. Marriott, $17,996; Mr. Golden, $85,793; Mr. Nassetta, $59,071; Mr. Parsons, $43,795; Mr. Risoleo, $23,346; and Mr. Walter,
     $20,425. For Mr. Marriott, this column also includes the amount of the taxable economic benefit to Mr. Marriott as a result of our purchase of certain life insurance policies for the benefit of a trust established by Mr. Marriott. For 2000, such taxable economic benefit to Mr. Marriott was $784.
(10) Mr. Golden retired from his positions as President and Chief Executive Officer in May 2000, at which time Mr. Nassetta became President and Chief Executive Officer. Prior to May 2000, Mr. Nassetta served as Executive
     Vice President and Chief Operating Officer.

Aggregated Stock Option/SAR Exercises and Year-End Value

   The table below sets forth, on an aggregated basis:

  . information regarding the exercise of options to purchase our common stock (and shares of common stock of Marriott International, Inc., which we have previously spun off) by each of the named executive officers listed above on the Summary Compensation Table;

  . information regarding the exercise of stock appreciation rights ("SARs") in our common stock by each of the named executive officers listed above on the Summary Compensation Table; and

  . the value on December 31, 2000 of all unexercised options and stock appreciation rights held by such individuals.

   Terence C. Golden, Christopher J. Nassetta, James F. Risoleo and W. Edward Walter do not have any options to purchase stock in either of the companies listed in the following table. Richard E. Marriott is the only executive officer who holds stock appreciation rights in our common stock. In 1998, Mr. Marriott entered into an agreement with our company which canceled all of his then outstanding options to purchase our common stock and replaced them with stock appreciation rights on equivalent economic terms.

              AGGREGATED STOCK OPTION/SAR EXERCISES IN LAST FISCAL
                     YEAR AND FISCAL YEAR-END OPTION VALUES

                                                              Number of           Value of Unexercised
                                                          Shares Underlying           In-the-Money
                                     Shares           Unexercised Options/SARs       Options/SARs at
                                    Acquired            at Fiscal Year End(2)      Fiscal Year End(3)
                                       on     Value              (#)                       ($)
                                    Exercise Realized ------------------------- -------------------------
          Name           Company(1)   (#)      ($)    Exercisable Unexercisable Exercisable Unexercisable
          ----           ---------- -------- -------- ----------- ------------- ----------- -------------
R.E. Marriott...........      HM        0        0       66,685          0         856,485         0
                              MI        0        0      122,634          0       5,238,771         0
                                      ---      ---      -------        ---       ---------       ---
                           TOTAL        0        0      189,319          0       6,095,256         0
R.E. Parsons, Jr. ......      HM        0        0       14,637          0         187,994         0
                              MI        0        0            0          0               0         0
                                      ---      ---      -------        ---       ---------       ---
                           TOTAL        0        0       14,637          0         187,994         0

--------
(1) "HM" represents options to purchase or SARs in our common stock. "MI" represents options to purchase Marriott International, Inc. common stock.
(2) The number and terms of these options reflect several adjustments made as a result of our spin-off of Marriott International in October 1993; our spin-off of Host Marriott Services Corporation in December 1995; the spin-off of Marriott International from Sodexho Marriott Services Corporation in March 1998; and our conversion into a real estate investment trust (and the related spin-off of Crestline Capital Corporation) in December 1998, each in accordance with the applicable employee benefit plans covering those options. These adjustments preserved, but did not increase or decrease, the economic value of the options.
(3) These figures are based on a per share price for our common stock of $12.84375 and a per share price for Marriott International, Inc. common stock of $42.71875. These prices reflect the average of the high and low trading prices on the New York Stock Exchange on December 29, 2000, which was the last trading day of fiscal year 2000.

EMPLOYMENT ARRANGEMENTS

   Our written "Key Executives/Termination of Employment" policy governs certain terms and conditions of the employment of Messrs. Nassetta, Parsons, Risoleo, Walter and Olinger. Under specific circumstances, the policy governs the termination of their employment. It is not a binding contract, however, and we at Host Marriott Corporation can change it unilaterally at any time. In addition, the terms of the policy are subject to the approval of the Board of Directors or the Chief Executive Officer/President, as applicable.

   Mr. Golden retired from his position as President and Chief Executive Officer, effective following the 2000 annual meeting of stockholders. Mr. Golden remained an employee of Host Marriott through the remainder of fiscal year 2000 and, accordingly, he received any benefits accruing in 2000 that were incidental to such employment. His annual incentive bonus award for fiscal year 2000, however, was pro rated through May 2000. The restrictions on Mr. Golden's shares of restricted stock for 2000 were released in accordance with the terms and conditions of his restricted stock award. All remaining shares under his restricted stock award for later years, however, were canceled after December 31, 2000.

REPORT ON EXECUTIVE COMPENSATION

To Our Stockholders

   The Compensation Policy Committee of the Board of Directors oversees and administers our executive compensation program on behalf of the Board and, by extension, our stockholders. This report provides details and background information regarding the executive compensation program.

The Committee

   The Compensation Policy Committee is composed of six independent members of the Board of Directors. It approves our executive compensation programs and policies and sets performance targets, and then evaluates the performance of our Company and its senior management. The Committee met three times during the year.

Goals of the Program

   The Committee has established three primary objectives for the executive compensation program:

  . to provide annual and long-term incentives that emphasize performance-based compensation dependent upon achieving corporate and individual performance goals;

  . to foster a strong relationship between stockholder value and executive compensation programs by having a significant portion of compensation comprised of equity-based incentives; and

  . to provide overall levels of compensation that are competitive in order to attract, retain and motivate highly qualified executives.

Competitiveness Targets

   To establish compensation targets, the Committee uses data from independent consultants that reflect the compensation practices for a large group of general industry, lodging and real estate companies.

   These surveys are based on a broader group of companies than the comparison group used in the performance graph below because the Committee believes that targeting compensation of a diverse group of companies better reflects the labor market for our executives. The Committee reviews the data provided by these surveys with a focus on the median level of compensation to determine base salary and annual incentive levels. The Committee then makes decisions for individual executives based on competitive levels of compensation and the need to retain an experienced and effective management team. Consistent with the philosophy of aligning executive compensation with stockholder value, long-term incentive awards represent a substantial portion of the total pay package for executive officers. The maximum incentive awards are targeted at levels higher than the median for achievement of outstanding business performance as determined by the Committee.

Base Salary

   The Committee reviews each senior executive's base salary on a regular basis. Actual base salaries fall in the mid-range for similar positions, based on tenure, experience and individual performance. Base salary increases are determined primarily by individual performance and the general salary increase guidelines that we have established for the Company. No specific weightings are applied to the factors considered by the Committee in making salary determinations.

Stock Incentives

   We provide long-term incentives through our 1997 Comprehensive Stock and Cash Incentive Plan, which establishes awards of restricted stock, stock options, deferred stock and other stock-based remuneration as part of the Company's compensation program. The Committee believes that management's interest should be aligned with that of the stockholders, and that stock ownership is an efficient and effective way to accomplish this goal. Consequently, a significant portion of the compensation of our executives is comprised of equity-based incentives.

Compensation of the Chief Executive Officer and other Executive Officers

Base Salary

   In May 2000, Mr. Nassetta became President and Chief Executive Officer, following the retirement of Mr. Golden. As a result, Mr. Nassetta's annual salary on an annualized basis was increased from $522,500 to $675,000. Mr. Nassetta's new salary was determined after evaluating competitive companies in related industries and reviewing data prepared by an independent compensation consulting firm in a compensation study previously conducted for the Committee. Mr. Golden's salary for 2000 was $750,000. Mr. Golden, who retired as President and Chief Executive Officer following the 2000 Annual Meeting, did not receive a salary increase in 2000.

Annual Incentive Awards

   The Committee determines the performance criteria applicable to the annual incentive awards at the beginning of each year. Fifty percent of each annual incentive award is linked to the Company's performance, and the remaining fifty percent of the award is linked to an executive's individual performance. The Company performance measures adopted by the Committee for 2000 were based on our actual financial performance in the areas of funds from operations per share, capital productivity and liquidity. Each of these Company performance measures was weighted equally in 2000. The Committee also set the individual performance criteria for each executive based on specific objectives for such executive. The annual incentive awards earned by the executives are paid in cash and appear in Table 1 under the "Bonus" column.

   Mr. Nassetta received an annual incentive award of $794,684 for 2000 and Mr. Golden received an annual incentive award of $406,000 for 2000 under the performance-based 1997 Comprehensive Stock and Cash Incentive Plan and pursuant to the 2000 individual and Company performance criteria which the Committee had previously approved. These awards were 127% and 54%, respectively, of their fiscal year base salary earnings. The other named executive officers received annual incentive awards for 2000 ranging from 105% to 120% of their base salaries for 2000. The Committee considered our financial performance and other objective individual criteria in making these annual incentive awards.

Restricted Stock

   Restricted stock is our primary long-term incentive vehicle for senior executives. It creates an incentive for senior executives to manage our Company in a manner that creates significant long-term value for stockholders. The 1997 Comprehensive Stock and Cash Incentive Plan permits the Committee to make awards of stock with restrictions relating to either continued employment ("time-based" awards) or to performance standards that are set by the Committee ("performance-based" awards). The Committee emphasizes performance-based awards. In November 1998, the Committee made a three-year grant of restricted stock awards to senior executives of the Company, with 70% of each award subject to performance-based criteria and 30% of each award subject to general restrictions based on continued employment. The performance-based criteria for these awards of restricted stock are linked to the measurement of the total return to the Company's stockholders and to the growth of the Company's earnings measured against a predetermined target.

   In 2000, all of the performance criteria set by the Committee were met and, consequently, all of the restrictions for that portion of the awards were released. The Committee also added one year (i.e., through 2002) to the previous three-year awards of restricted stock to the same group of key executives upon the same terms and conditions as the existing restricted stock awards. This additional grant of restricted stock awards for 2002 used in large part the shares of performance-based restricted stock for which the restrictions had not been released in 1999 because the performance criteria set by the Committee were not met in 1999. In addition, the Committee granted in 2000 to Mr. Nassetta, Mr. Risoleo and Mr. Walter an increase in the number of shares of restricted stock as a result of their promotions to President and Chief Executive Officer, in the case of Mr. Nassetta, and to Executive Vice President, in the case of Mr. Risoleo and Mr. Walter. The value at the date of grant of all such new awards is listed in the "Restricted Stock Awards" column in Table 1 for 2000.

Summary

   The Committee believes that the caliber and motivation of our employees, and their leadership, are critical to our success in a competitive marketplace. Effective and motivational compensation programs are essential ingredients to success. The Committee believes that our compensation programs are effective in serving us and our stockholders in the short and long term.

Members of The Compensation Policy Committee

           John G. Schreiber, Chairman           Ann McLaughlin Korologos
           R. Theodore Ammon                     J. W. Marriott, Jr.
           Robert M. Baylis                      Harry L. Vincent, Jr.

PERFORMANCE GRAPH

   The following line graph compares the yearly percentage change in the cumulative total stockholder return on our common stock against the cumulative total return of the Standard & Poor's Corporation Composite 500 Index (the "S&P 500") and a peer group index for the period from December 31, 1995 through December 31, 2000. The graph assumes an initial investment of $100 in our common stock and in each of the indexes, and the reinvestment of all dividends, including our distribution of Crestline Capital Corporation common stock on December 29, 1998 to stockholders.

   The peer group index consists of Boykin Lodging Company (BOY), Felcor Lodging Trust Inc. (FCH), Hilton Hotels Corporation (HLT), Hospitality Properties Trust (HPT), LaSalle Hotel Properties (LHO), MeriStar Hospitality Corporation (MHX), Starwood Hotels & Resorts Worldwide, Inc. (HOT) and Wyndham International, Inc. (WYN).

                   Comparisons of Five-Year Cumulative Total
                              Stockholder Returns

                                    [GRAPH]

-------------------------------------------------------------------------------
                             1995      1996     1997     1998     1999    2000
-------------------------------------------------------------------------------
Host Marriott Corporation   $100.00   152.78   187.39   177.25   115.04  197.02
-------------------------------------------------------------------------------
S&P 500 Index               $100.00   120.26   157.56   199.57   238.54  214.36
-------------------------------------------------------------------------------
Peer Group Index            $100.00   176.69   236.88   122.49   124.05  161.98
-------------------------------------------------------------------------------

REPORT OF THE AUDIT COMMITTEE

The Committee

   The Audit Committee of the Board of Directors is composed of five independent directors and operates under a charter adopted by the Board of Directors, which is attached to this proxy statement as Appendix A.

To Our Stockholders

   The Audit Committee has reviewed and discussed with management the Corporation's audited financial statements as of, and for, the year ended December 31, 2000.

   The Committee discussed with the independent auditors, Arthur Andersen, LLP, the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended by the Auditing Standards Board of the American Institute of Certified Public Accountants.

   The Committee received and reviewed the written disclosures and the letter from the independent auditors required by Independence Standard No. 1, Independence Discussions with Audit Committees, as amended by the Independence Standards Board, and have discussed with the auditors the auditor's independence. The Committee considered whether the provision of non-financial audit services was compatible with Arthur Andersen's independence in performing financial audit services.

   Based upon the reviews and discussions referred to above, the Committee recommended to the Board of Directors that the financial statements referred to above be included in the Corporation's Annual Report on Form 10-K for the year ended December 31, 2000.

Members of The Audit Committee

    R. Theodore Ammon, Chairman             John G. Schreiber
    Robert M. Baylis                        Harry L. Vincent, Jr.
    Ann McLaughlin Korologos

THE REIT CONVERSION

   We merged with the former Host Marriott Corporation (a Delaware corporation) on December 29, 1998, in order to reincorporate in Maryland. The merger was part of a series of transactions in which we and our subsidiaries converted our business operations to qualify as a real estate investment trust or "REIT" for federal income tax purposes (the "REIT conversion").

   As a result of the REIT conversion, we now conduct our business primarily through Host Marriott, L.P., a Delaware limited partnership (the "operating partnership"). We are the sole general partner of the operating partnership and hold the majority of the operating partnership interest units. As part of the REIT conversion, we and our subsidiaries contributed substantially all of our assets to the operating partnership and its subsidiaries. In exchange, we received their ownership interests in the operating partnership, and the operating partnership and its subsidiaries assumed substantially all our and our subsidiaries' liabilities. In addition, all our employees employed at the time of the REIT conversion became employees of the operating partnership.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Relationship between Crestline Capital Corporation and Host Marriott

   As part of the REIT conversion, we made certain taxable distributions to our stockholders on December 29, 1998, including substantially all of the shares of common stock of Crestline, which was formerly one of our wholly owned subsidiaries. Crestline became a separate publicly traded company at that time.

   Richard E. Marriott, the Chairman of our Board, beneficially owns approximately 5.7% of the outstanding shares of common stock of Crestline, and J.W. Marriott, Jr., one of our Directors, beneficially owns approximately 6.0%.

   In connection with this distribution, we entered into a distribution agreement with Crestline, which provided for, among other things:

  . the distribution of shares of Crestline to our stockholders in connection with the Crestline distribution;

  .  the division of certain assets and liabilities between Crestline and us;

  . the contribution to Crestline of our interest in 31 senior living communities;

  .  the transfer to Crestline of the 25% interest in Swissotel Management
     (USA) L.L.C. which we acquired from the Blackstone Entities;

  .  a guarantee by us on certain Crestline debt obligations;

  . the contingent right for a period of ten years to purchase Crestline's interest in Swissotel Management (USA) L.L.C. at fair market value if the tax laws are changed so that we could own such interest without jeopardizing our status as a REIT; and

  . certain other agreements governing the relationship between Crestline and us following the Crestline distribution.

   Subject to certain exceptions, the Crestline distribution agreement provided for, among other things, assumptions of liabilities and cross-indemnities designed to allocate to Crestline financial responsibilities arising out of or in connection with the business of the senior living communities.

   Under the federal tax law in effect at the time of the REIT conversion, a REIT could not earn income from the operation of hotels but could receive rental income by leasing hotels. Therefore, the operating partnership and its subsidiaries leased virtually all of their hotel properties to certain subsidiaries of Crestline. Generally, there was a separate Crestline hotel lessee for each hotel property; however, there was a separate lessee for each group of hotel properties if that group had a separate mortgage financing or had additional partners in its ownership structure. Each of the lessees was a limited liability company or limited partnership, whose purpose was limited to acting as lessee under an applicable lease.

   Our or our subsidiaries' hotel management agreements, therefore, were assigned to the Crestline hotel lessees for the term of the applicable leases. Although the lessees had primary liability under the management agreements while the leases are in effect, the operating partnership retained primary liability for certain obligations and contingent liability under the management agreements for all other obligations that the lessees did not perform.

   We also entered into other agreements with Crestline to govern our various relationships with them. We believe the agreements were fair to both parties and were generally comparable to those which would have been reached in arm's-length negotiations with unaffiliated parties.

   In December 1999, the REIT Modernization Act was passed, effective for taxable years beginning after December 31, 2000, which significantly amended the REIT laws applicable to us. As discussed above, prior to that time, REITs were restricted from deriving revenues directly from the operations of hotels. Under the REIT Modernization Act, however, beginning January 1, 2001 (i) we are now permitted to lease our hotels to a subsidiary that is taxable as a corporation and that elects to be treated as a "taxable REIT subsidiary" (or "TRS") rather than to a third party such as Crestline, and (ii) we may own all of the voting stock of such TRS. Consequently, on November 13, 2000, we executed a definitive agreement with Crestline to purchase for $207 million the "Crestline Lessee Entities" that owned the leasehold interests with respect to all but one of our full-service hotels that were leased to Crestline. We consummated the transaction effective January 1, 2001 and, through an indirect subsidiary which will elect to be treated as a TRS, acquired the Crestline Lessee Entities. A Crestline subsidiary remains the lessee for one of our hotels.

   Because the leases and other agreements with Crestline and its subsidiaries were in effect throughout fiscal year 2000, however, federal securities laws require that we disclose the material terms of such agreements in this proxy statement even though the ongoing relationship with Crestline and its subsidiaries has virtually ended. The terms of the hotel leases and furnishings, fixtures and equipment leases described below, however, largely remain intact, although those leases are now held through our TRS following its acquisition of the Crestline Lessee Entities.

   Hotel Leases. Through the operating partnership and its subsidiaries, we entered into hotel leases with subsidiaries of Crestline for 117 full-service hotels. Each hotel lease had a fixed term generally ranging from seven to ten years. Crestline was required to pay:

  .  a minimum rent specified in each hotel lease;

  . plus, to the extent it exceeds the minimum rent, a percentage rent based upon a specified percentage of aggregate sales from the hotels in excess of specified thresholds.

   The amount of minimum rent and percentage rent thresholds was increased each year based upon any increases in the Consumer Price Index and the Employment Cost Index during the previous twelve months. The hotel leases generally provided for a rent adjustment in the event of damage, destruction, partial taking or certain capital expenditures. In 2000, Crestline paid us an aggregate amount of $1.4 billion in rent for the hotels leased by us to Crestline.

   Under the hotel leases, Crestline was responsible for paying all hotel operating expenses, including all personnel costs, utility costs, and general repair and maintenance of the hotels. In addition, Crestline was responsible for all fees payable to the hotel manager, including base and incentive management fees, chain services payments and franchise or system fees. However, we were responsible for real estate and personal property taxes, property casualty insurance, ground lease rent and capital expenditures and for maintaining a reserve fund for furnishings, fixtures and equipment replacements.

   If we disposed of a hotel free and clear of the hotel lease, we had to pay a termination fee equal to the fair market value of Crestline's leasehold interest in the remaining term of the hotel lease using a discount rate of 12%. Alternatively, we were entitled either to:

  . substitute a comparable hotel for any hotel that is sold, with the terms agreed to by Crestline; or

  . sell the hotel subject to the hotel lease and to Crestline's approval under certain circumstances, but without having to pay a termination fee.

   In addition, we had the right to terminate up to nine hotel leases, in connection with sales of hotels, without having to pay any termination fees. At the same time, Crestline could have terminated up to 12 full-service leases without penalty upon 180-days' notice to us. During 1999 and 2000, Crestline exercised its right to terminate seven hotel leases, but we subsequently agreed with Crestline to continue all of those leases on modified terms.

   Through the operating partnership we entered into guaranty and pooling agreements with Crestline as part of the Crestline distribution by which Crestline and certain of its subsidiaries guaranteed the hotel lease obligations. The hotel leases were placed into four different pools with all hotel leases having similar terms placed into the same pool. The parent subsidiary of each pool had a full guarantee obligation of the hotel leases in its respective pool. For each pool, however, the cumulative limit of Crestline's guaranty obligation was the greater of:

  . 10% of the aggregate rent payable for the immediately preceding fiscal year under all hotel leases in the pool; or

  . 10% of the aggregate rent payable under all hotel leases in the pool for 2000.

   If Crestline's obligation under a guaranty agreement for a pool was reduced to zero, Crestline could have terminated its guaranty and pooling agreement for that pool, and we could have terminated the hotel leases in that pool without penalty. These guaranty and pooling agreements were terminated, however, upon our acquisition of the Crestline Lessee Entities.

   Upon the commencement of the hotel leases, Crestline purchased the working capital of the hotels from us for approximately $95 million. The purchase price was evidenced by notes that bear interest at 5.12%. Interest on each note is due simultaneously with the rent payment of each hotel lease. The principal amount of each note is due upon the termination of each hotel lease. Upon termination of the hotel lease, Crestline would have had to sell back to us the existing working capital at its then current value. To the extent the working capital at that time was worth less than the value of the note, Crestline would have had to pay us the difference in cash. As of December 31, 2000, the outstanding balance of the hotel working capital notes was $84 million. In 2000, we received $5.1 million in interest income from Crestline under the working capital notes. The working capital notes remain in place and the Crestline Lessee Entities, which we acquired in January 2001, remain the obligors under such notes.

   Furnishings, Fixtures and Equipment Leases. Under prior tax law, if the average tax basis of an individual hotel's furnishings, fixtures and equipment ("FF&E") and other personal property exceeded 15% of the aggregate average tax basis of the hotel's real and personal property, there was excess FF&E. In these cases, subsidiaries of Crestline and non-controlled subsidiaries of ours entered into lease agreements for the excess FF&E. The terms of the FF&E leases generally ranged from two to three years and rent under the FF&E leases was a fixed amount. Crestline had the option at the expiration of the lease term either to:

  . renew the FF&E leases for consecutive one year renewal terms at a fair market rental rate; or

  .  purchase the excess FF&E for a price equal to its fair market value.

   If Crestline did not exercise its purchase or renewal option, it was required to pay a termination fee equal to approximately one month's rent. In 2000, Crestline paid our non-controlled subsidiaries an aggregate amount of $26.7 million in rent under the FF&E leases.

   Asset Management Agreements. We and certain of our non-controlled subsidiaries entered into asset management agreements with Crestline in which Crestline agreed to provide advice on the operation of the hotels and review financial results, projections, loan documents and hotel management agreements. Crestline also agreed to consult on market conditions and competition, as well as monitor and negotiate with governmental agencies, insurance companies and contractors. Crestline was paid a fee of $4.5 million in 2000 for these consulting services. The asset management agreements were terminated upon our acquisition of the Crestline Lessee Entities.

   Limited-Service Hotel Subleases. We lease 71 limited-service hotels under the Residence Inn and Courtyard brands from Hospitality Properties Trust, Inc. These leases have initial terms expiring through 2010 for the Residence Inn properties and 2012 for the Courtyard properties. They are renewable at our option. In connection with the Crestline distribution, subsidiaries of Crestline entered into sublease agreements with us for these limited service hotels. The terms of the subleases will expire simultaneously with the expiration of the initial term of the Hospitality Properties Trust leases. If we elect to renew the leases, Crestline can elect to renew the subleases for the corresponding renewal term.

   Each sublease contains generally the same terms as the Hospitality Properties Trust leases. The Hospitality Properties Trust leases require the lessee to pay rent equal to:

  . a fixed minimum rent, less the cost of any repairs, maintenance, renovations or replacements of the hotel; and

  . an additional rent based upon a specified percentage of gross revenues to the extent they exceed gross revenues from a base year.

   In addition, the leases require the lessee to pay all repair and maintenance costs, impositions, utility charges, insurance premiums and all fees payable under the hotel management agreements. Under the subleases, subsidiaries of Crestline are required to pay us rent equal to the minimum rent due under the leases plus an additional rent based on a percentage of revenues. To the extent the reserves for FF&E replacements are insufficient to meet the hotel's capital expenditure requirements,

Hospitality Properties Trust is required to fund the shortfall. Crestline guarantees the rent payable under the subleases up to a maximum of $30 million. The Crestline subsidiaries that are parties to the subleases were capitalized with $30 million in notes from Crestline payable on demand. In 2000, Crestline paid us an aggregate amount of $82.6 million in rent under the subleases, out of which amount we paid Hospitality Properties Trust $72.6 million in rent under the principal leases.

   We may terminate all of the subleases upon payment of the termination fee. This fee is equal to the fair market value of Crestline's leasehold interests in the remaining term of the subleases using a discount rate of five percent. The subleases currently remain in place, however, and are unaffected by our acquisition of the Crestline Lessee Entitles.

   Tax Sharing Agreement. We entered into a tax sharing agreement with Crestline which defines each party's rights and obligations with respect to:

  . deficiencies and refunds of federal, state and other income or franchise taxes relating to Crestline's business for taxable years before the Crestline distribution; and

  .  certain tax attributes of Crestline after the Crestline distribution.

   Generally, the result is that we will be responsible for filing consolidated returns and paying taxes for periods until the date of the Crestline distribution. Crestline will be responsible for filing returns and paying taxes for later periods. The tax sharing agreement remains in place and is unaffected by our acquisition of the Crestline Lessee Entities.

   Non-Competition Agreement. We entered into a non-competition agreement with Crestline that limited both companies' prospective business opportunities. Crestline was generally precluded from owning or acquiring any full-service hotels not leased from us. Crestline was also subject to certain restrictions relating to leasing, operating and managing full-service hotels under its agreement with us.

   In addition, we agreed:

  . not to lease limited-service or full-service hotels from any real estate investment trust;

  . not to invest in or advise any other entity that leases hotels under the same type of arrangement, subject to certain exceptions; and

  . not to participate in the business of owning, financing or operating senior living communities, subject to certain exceptions.

   The non-competition agreement was terminated upon our acquisition of the Crestline Lessee Entitles.

Relationship between the Blackstone Entities and Host Marriott

   In conjunction with the REIT conversion, in December 1998 the operating partnership acquired 12 upscale and luxury full-service hotels, a mortgage loan secured by a thirteenth hotel, and certain other assets from The Blackstone Group L.P. and a series of partnerships, persons and other entities affiliated with Blackstone Real Estate Associates. We refer to this group of entities as the Blackstone Entities. As part of the Blackstone acquisition, we and the operating partnership entered into a contribution agreement with the Blackstone Entities. This agreement provides that an affiliate of the Blackstone Entities will have the right to designate one person to be included in the slate of Directors nominated for election to our Board of Directors as long as the Blackstone Entities own at least 5% of all of the outstanding operating partnership units (including those operating partnership units held by us and our subsidiaries). The Blackstone Entities designated John G. Schreiber, one of our Directors who was re-elected to the Board at the 1999 annual meeting of stockholders. Mr. Schreiber is a senior advisor and partner of Blackstone Real Estate Advisors L.P., an affiliate of the Blackstone Entities.

   In addition, the Blackstone contribution agreement provides that the operating partnership units beneficially owned by the Blackstone Entities (and their permitted transferees) are redeemable for cash or, at our election, for our common stock. We have granted to the Blackstone Entities (and their permitted transferees) certain registration rights with respect to shares of our common stock obtained upon conversion of the Blackstone operating partnership units.

   The Blackstone contribution agreement also grants the Blackstone Entities an exemption from the ownership limitations contained in the operating partnership's partnership agreement. It also contains standstill provisions which prohibit the Blackstone Entities from engaging in certain activities with respect to the operating partnership and us. For example, the Blackstone Entities may not take any actions in opposition to our Board of Directors. In addition, the Blackstone Entities' ability to acquire and dispose of our voting securities is restricted.

   In addition to the contribution agreement, we entered into another agreement with the Blackstone Entities which restricts our ability, without the consent of the Blackstone Entities, to transfer our interests in the hotels and other assets acquired from the Blackstone Entities if such a transfer would create adverse tax consequences to the Blackstone Entities. These restrictions terminate on December 30, 2003 with respect to 50% of the assets acquired from the Blackstone Entities, and they terminate in their entirety on the earlier of
(i) December 30, 2008 or (ii) the date on which the Blackstone Entities have redeemed all of their operating partnership units pursuant to the contribution agreement.

Relationship between Marriott International, Inc. and Host Marriott

   We were operated as a single consolidated company with Marriott International until October 8, 1993. On that date, in connection with the issuance of a special dividend (the "Marriott International distribution"), the consolidated company's businesses were split between Marriott International and us. After that, we retained the capital intensive lodging real estate business and the airport/tollroad concessions business, while Marriott International took over the management of the lodging and service management businesses. (On December 29, 1995, we distributed the airport/tollroad concessions business to our stockholders in the spin-off of Host Marriott Services Corporation.)

   Richard E. Marriott, the Chairman of our Board, beneficially owns approximately 12.2% of the outstanding shares of common stock of Marriott International, and J.W. Marriott, Jr., one of our Directors, beneficially owns approximately 12.6%. In addition, J.W. Marriott, Jr. serves as Chairman of the Board and Chief Executive Officer of Marriott International, and Richard E. Marriott serves as a Director of Marriott International.

   In connection with the Marriott International distribution, we entered into a distribution agreement with Marriott International which allocated the assumption of liabilities and cross-indemnities so that each company shouldered the financial responsibility for its respective business.

This distribution agreement has been amended from time to time. Under the Marriott International distribution agreement, Marriott International also obtained a right to purchase up to 20% of each class of our voting stock (determined after assuming full exercise of the right) at its then fair market value (based on an average of trading prices during a specified period). This right is effective until June 2017, but only upon the occurrence of certain specified events generally involving a change or potential change in our control. We have granted Marriott International an exception to the ownership limitations in our charter so that it can fully exercise its purchase right, but the purchase right remains subject to certain ownership limitations applicable to REITs generally.

   We have entered into other agreements with Marriott International in the ordinary course of business and for governing our ongoing relationships. Among such other agreements between us and Marriott International are:

   (1) Lodging Management and Franchise Agreements. Marriott International and certain of its subsidiaries entered into management agreements with us and certain of our subsidiaries to manage for fees the Marriott Hotels, Resorts and Suites, Ritz-Carlton Hotels, Courtyard hotels and Residence Inns owned or leased by us and our subsidiaries. Marriott International also entered into franchise agreements with us and certain of our subsidiaries. The franchise agreements allow us to use the Marriott brand, associated trademarks, reservation systems and other related items in connection with nine Marriott hotels for which we have entered into operating agreements with hotel management companies other than Marriott International.

   As a result of the REIT conversion, however, we assigned the management agreements and franchise agreements to Crestline. Consequently, during 2000, it was Crestline's primary obligation to pay Marriott International the management fees and franchise fees owed under these agreements as long as Crestline remained the lessee for hotels governed by these agreements.

   In addition, certain of our non-controlled subsidiaries are partners in several partnerships that owned 213 lodging properties. These properties are operated by Marriott International or certain of its subsidiaries under long-term agreements. Our non-controlled subsidiaries typically serve as the general partners in such partnerships. In 2000, those partnerships paid fees of $87 million to Marriott International under those agreements. The partnerships also paid $25 million in rent to Marriott International in 2000 for leases of land upon which certain of the partnerships' hotels are located.

   (2) Tax Sharing Agreement. We entered into a tax sharing agreement with Marriott International that defines the parties' rights and obligations with respect to:

  . deficiencies and refunds of federal, state and other income or franchise taxes relating to our businesses for tax years prior to the Marriott International distribution; and

  . certain of our tax attributes after the Marriott International distribution.

   We have both agreed to cooperate with each other and to share information in preparing tax returns and in dealing with other tax matters.

   (3) Administrative Services Agreements and Office Space Lease. We have entered into a number of agreements with Marriott International in which Marriott International has agreed to provide certain continuing administrative services for us and our subsidiaries. In addition, we sublease office space from Marriott International. These services and the sublease are provided on market terms and conditions. In 2000, we paid Marriott International $2 million for such services and office space. In general, the administrative services agreements can be kept in place at least through the end of 2001, and the sublease continues to 2002.

   Acquisition Financing. Marriott International has provided to us financing for a portion of the cost of acquiring properties to be operated or franchised by Marriott International. It is possible that Marriott International may from time to time provide this type of financing in the future. During 2000, we, through our affiliates, formed a joint venture with Marriott International, the "Courtyard Joint Venture," to acquire the partnership interests in Courtyard by Marriott Limited Partnership and Courtyard by Marriott II Limited Partnership for an aggregate payment of approximately $372 million plus interest and legal fees, of which we paid approximately $79 million. The Courtyard Joint Venture acquired 120 Courtyard by Marriott properties totaling 17,554 rooms. The joint venture financed the acquisition with $185 million in mezzanine indebtedness borrowed from Marriott International and with equity contributed in equal shares by our affiliates and by Marriott International. A subsidiary of Marriott International will continue to manage these 120 hotels under long-term agreements. The investment was consummated pursuant to a litigation settlement involving these two limited partnerships, in which we, through our affiliates, served as general partner, rather than as a strategic initiative.

   In addition, one of our non-controlled subsidiaries remains indebted to Marriott International for acquisition financing from prior years. The amount of such indebtedness at December 31, 2000 was $28 million.

Investment in STSN, Inc.

   STSN, Inc. is a privately held company that is a leading provider of in-room, high-speed Internet access to the lodging industry. Marriott International has selected STSN as the exclusive provider of high-speed Internet access at hotels managed by Marriott International, including those owned by us and our subsidiaries. In September 2000, one of our non-controlled subsidiaries acquired an approximate 4% interest in the equity of STSN from an affiliate of First Media Corporation for a purchase price of $4.5 million. First Media is a corporation of which Richard E. Marriott is an officer, director and controlling shareholder. The purchase price was at the same cost as First Media's original Investment in STSN in December 1999, plus investment costs and accrued interest through September 2000.

                                 PROPOSAL TWO:
                            APPOINTMENT OF AUDITORS

   Upon the recommendation of its Audit Committee, our Board of Directors has appointed Arthur Andersen LLP to serve as our independent auditors for the 2001 fiscal year. This appointment is subject to your ratification. Our management considers Arthur Andersen LLP to be well qualified.

   Representatives of Arthur Andersen LLP are expected to be present at the annual meeting. They will have an opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Vote Required

   The favorable vote of at least a majority of the shares of common stock present in person or by proxy and voting at a meeting at which a quorum is present is required for ratification of the appointment of independent auditors.

   The Board of Directors unanimously recommends a vote FOR such appointment.

Audit Fees

   We paid Arthur Andersen LLP $1.2 million for professional services rendered by Arthur Andersen during 2000 for the audit of our and our consolidated subsidiaries' annual financial statements for the fiscal year 2000 and for reviews of the financial statements included in our Forms 10-Q for the fiscal year 2000.

Financial Information Systems Design and Implementation Fees

   Arthur Andersen LLP did not render to us any professional services with respect to operating or managing our information systems or local area network in 2000.

All Other Fees

   We paid Arthur Andersen LLP $1.1 million for all other professional services rendered by Arthur Andersen in 2000, which included tax out-sourcing, due diligence and financing transactions consulting.

   The Audit Committee has determined that the provision of these other professional services is compatible with maintaining Arthur Andersen LLP's independence.

                                PROPOSAL THREE:
                         STOCKHOLDER PROPOSAL REGARDING
                        ANNUAL ELECTION OF ALL DIRECTORS

Stockholder Proposal

   Mrs. Evelyn Y. Davis of Watergate Office Building, 2600 Virginia Avenue, N.W., Suite 215, Washington, D.C. 20037, owns 317 shares of our common stock. As a stockholder, Mrs. Davis has notified us of her intention to propose the following resolution at the Annual Meeting of Stockholders:

   "RESOLVED: That the shareholders of Host Marriott Corporation recommend that the Board of Directors take the necessary steps to reinstate the election of Directors ANNUALLY, instead of the stagger system which was adopted."


Stockholder's Supporting Statement

   In support of the resolution, Mrs. Davis has submitted the following statement:

   "The great majority of New York Stock Exchange listed corporations elect all their Directors each year.

   "This insures that ALL Directors will be more accountable to ALL shareholders each year and to a certain extent prevents the self-perpetuation of the Board.

   "Last year the owners of 54,833,954 shares, representing approximately 32.5% of shares voting, voted FOR this proposal.

   "If you AGREE, please mark your proxy FOR this proposal."

The Company's Statement in Opposition

   Mrs. Davis has submitted this proposal at the last fifteen annual meetings of stockholders, and it has been defeated on each occasion. The Board of Directors has again considered the proposal (as has the Nominating and Corporate Governance Committee) and again recommends that stockholders vote AGAINST it for the following reasons:

  . at the 1984 annual meeting of stockholders, holders of more than 86% of the shares of our common stock approved an amendment to our then Certificate of Incorporation (as a Delaware corporation) to classify the Board of Directors into three classes, with one class being elected each year; and

  . at the special meeting of stockholders concerning the REIT conversion held on December 15, 1998, holders of more than 99% of the shares of our common stock voted to approve the transactions comprising the REIT conversion, including the adoption of our Articles of Incorporation for our reincorporation in Maryland. Those Articles of Incorporation similarly classify the Board of Directors into three classes, with one class being elected each year, and they were described in detail and included in full in the proxy statement relating to the special meeting of stockholders.

   Because we have a classified Board of Directors, at least two stockholder meetings are required to effect a change of control of the Board of Directors. It is therefore more difficult to change the membership of the Board of Directors. The Board of Directors believes that the longer time required to elect a majority of a classified Board of Directors helps to assure continuity and stability of our management and policies since a majority of the Directors will always have prior experience as Directors of our company. Another benefit of the existing arrangement is to enhance management's ability to negotiate with the proponent of a proposed corporate takeover or restructuring. The Board of Directors therefore believes that the proposed resolution would, if implemented, be detrimental to the best interests of our stockholders.

Vote Required

   Under our Articles of Incorporation, approval of the proposed resolution requires the affirmative vote of the holders of at least two-thirds (66 2/3%) of the total number of outstanding shares of our common stock as of the annual meeting record date.


   The Board of Directors of the Company unanimously recommends a vote AGAINST such proposal.

OTHER MATTERS

   We do not know of any other matters to be presented at the annual meeting other than those discussed in this proxy statement. If however, other matters are properly brought before the annual meeting, your proxies will be able to vote those matters at their discretion.

STOCKHOLDER PROPOSALS FOR 2002 ANNUAL MEETING

   The annual meeting of stockholders for 2002 is tentatively scheduled to be held on May 16, 2002. In order for stockholder proposals to be included in the proxy statement for the 2002 annual meeting, we must receive them no later than December 17, 2001. Stockholder proposals must be in compliance with Rule 14a-8 under the Securities Exchange Act of 1934 (the "Exchange Act") and with our bylaws. They must also be submitted in writing by notice delivered to the Corporate Secretary, Host Marriott Corporation, 10400 Fernwood Road, Bethesda, Maryland 20817-1109. These notices must set forth:

  .  the stockholder's name and address;

  .  the text of the proposal to be introduced;

  . the number of shares of our common stock the stockholder held of record, owned beneficially and represented by proxy as of the date of the notice; and

  . a representation that the stockholder intends to appear in person or by proxy at the meeting to introduce the proposal specified in the notice.

   In addition, any stockholder who meets the requirements of the proxy rules under the Exchange Act may nominate a candidate for Director or may bring other business before the annual meeting of stockholders for 2002. For such other business to be included in the proxy materials, it must meet the additional requirements set forth in the paragraph above. Any such nomination or other business must be submitted in writing by notice delivered to the Corporate Secretary, Host Marriott

Corporation, 10400 Fernwood Road, Bethesda, Maryland 20817-1109 not later than February 16, 2002 nor earlier than January 17, 2002.

   For Director nominations, the stockholder's notice must list all information relating to the nominee that is required to be disclosed in solicitations of proxies for election of Directors in an election contest, or that is required under the Exchange Act. This includes the nominee's written consent to serving as a Director, if elected. For other business, the stockholder's notice must include a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting. It must also describe any material interest that the stockholder or beneficial owner has in that business. In both cases, the stockholder's notice must also set forth (both as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made):

  . the name and address of such stockholder and of such beneficial owner, as they appear on our books; and

  . the number of each class of our shares which are owned beneficially and of record by such stockholder and such beneficial owner.

ANNUAL REPORT AND FORM 10-K

   We are mailing a copy of our 2000 Annual Report and a copy of our Form 10-K for the 2000 fiscal year together with this proxy statement to stockholders of record on the annual meeting record date. Any stockholder who desires additional copies may obtain one (excluding exhibits), without charge, by addressing a request to the Corporate Secretary, Host Marriott Corporation, 10400 Fernwood Road, Bethesda, Maryland 20817-1109. We will charge an amount equal to the reproduction cost if the exhibits are requested.

                                         BY ORDER OF THE BOARD OF DIRECTORS

                                         /s/ Robert E. Parsons, Jr.
                                         ----------------------------
                                         Robert E. Parsons, Jr.
                                         Corporate Secretary

                                                                      APPENDIX A

                           HOST MARRIOTT CORPORATION
                            AUDIT COMMITTEE CHARTER

Purpose

   The purpose of the Audit Committee (the "Committee") is to provide assistance to the Board of Directors (the "Board") of Host Marriott Corporation (the "Company") in fulfilling the Board's oversight responsibilities regarding the Company's accounting and system of internal controls, the quality and integrity of the Company's financial reports and the independence and performance of the Company's outside auditor. In so doing, the Committee should endeavor to maintain free and open means of communication between the members of the Committee, the other members of the Board, the outside auditor and the management of the Company.

   In the exercise of its oversight, it is not the duty of the Committee to plan or conduct audits or to determine that the Company's financial statements fairly present the Company's financial position and results of operation and are in accordance with generally accepted accounting principles. Instead, such duties remain under the oversight of management and the outside auditor. Nothing contained in this Charter is intended to alter or impair the operation of the "business judgment rule" as interpreted by the courts under the Maryland General Corporation Law. Further, nothing contained in this Charter is intended to alter or impair the right of the members of the Committee under the Maryland General Corporation Law to rely, in discharging their oversight role, on the records of the Company and on other information presented to the Committee, the Board or the Company by its officers or employees or by outside experts such at the outside auditor.

Membership

   The Committee shall be composed of three or more members of the Board. The members shall be appointed by action of the Board and shall serve at the discretion of the Board. Each Committee member shall be "financially literate" as determined by the Board in its business judgment and shall satisfy the "independence" requirements of The New York Stock Exchange. At least one member of the Committee shall have "accounting or related financial management expertise," as determined by the Board in its business judgment.

Committee Organization and Procedures

   1. The members of the Committee shall appoint a Chair of the Committee by majority vote. The Chair (or in his or her absence, a member designated by the Chair) shall preside at all meetings of the Committee.

   2. The Committee shall have the authority to establish its own rules and procedures consistent with the bylaws of the Company for notice and conduct of its meetings, should the Committee, in its discretion, deem it desirable to do so.

   3. The Committee shall meet at least four times in each fiscal year, and more frequently as the Committee in its discretion deems desirable.

   4. The Committee may, in its discretion, include in its meetings members of the Company's financial management, representatives of the outside auditor, the senior internal auditor and other financial personnel employed or retained by the Company. The Committee may meet with the outside auditor or the senior internal auditor in separate executive sessions to discuss any matters that the Committee believes should be addressed privately, without management's presence. The Committee may likewise meet privately with management, as it deems appropriate.

   5. The Committee may, in its discretion, utilize the services of the Company's regular corporate legal counsel with respect to legal matters or, at its discretion, retain outside legal counsel if it determines that such counsel is necessary or appropriate under the circumstances.

Oversight Responsibilities

Outside Auditor

   6. The outside auditor shall be ultimately accountable to the Committee and the Board in connection with the audit of the Company's annual financial statements and related services. In this regard, the Committee shall select and periodically evaluate the performance of the outside auditor and, if necessary, recommend that the Board replace the outside auditor. As appropriate, the Committee shall recommend to the Board the nomination of the outside auditor for stockholder approval at any meeting of stockholders.

   7. The Committee shall approve the fees to be paid to the outside auditor and any other terms of the engagement of the outside auditor.

   8. The Committee shall receive from the outside auditor, at least annually, a written statement delineating all relationships between the outside auditor and the Company, consistent with Independence Standards Board Standard 1. The Committee shall actively engage in a dialogue with the outside auditor with respect to any disclosed relationships or services that, in the view of the Committee, may affect the objectivity and independence of the outside auditor. If the Committee determines that further inquiry is advisable, the Committee shall recommend that the Board take any appropriate action in response to the outside auditor's independence.

Annual Audit

   9. The Committee shall meet with the outside auditor and management in connection with each annual audit to discuss the scope of the audit and the procedures to be followed.

   10. The Committee shall review/1/ and discuss the audited financial statements with the management of the Company.

   11. The Committee shall discuss with the outside auditor the matters required to be discussed by Statement on Auditing Standards No. 61 as then in effect including, among others, (i) the methods used to account for any significant unusual transactions reflected in the audited financial statements;
(ii) the effect of significant accounting policies in any controversial or emerging areas for which there is a lack of authoritative guidance or a consensus to be followed by the outside auditor; (iii) the
--------
/1/ Auditing literature, particularly, Statement of Accounting Standards No. 71, defines the term "review" to include a particular set of required procedures to be undertaken by independent accountants. The members of the Audit Committee are not independent accountants, and the term "review" as used in this Audit Committee Charter is not intended to have this meaning. Consistent with footnote 47 of the SEC Release No. 34-42266, any use in this Audit Committee Charter of the term "review" should not be interpreted to suggest that the Committee members can or should follow the procedures required of auditors performing reviews of interim financial statements.

process used by management in formulating particularly sensitive accounting estimates and the basis for the auditor's conclusions regarding the reasonableness of those estimates; and (iv) any disagreements with management over the application of accounting principles, the basis for management's accounting estimates or the disclosures in the financial statements.

   12. The Committee shall, based on the review and discussion in paragraph 10 above, and based on the disclosures received from the outside auditor regarding its independence and discussions with the auditor regarding such independence and discussions with the auditor regarding such independence in paragraph 8 above, conclude whether the audited financial statements should be included in the Company's Annual Report on Form 10-K for the fiscal year subject to the audit.

Quarterly Review

   13. The outside auditor is required to review the interim financial statements to be included in any Form 10-Q of the Company using professional standards and procedures for conducting such reviews, as established by generally accepted auditing standards as modified or supplemented by the Securities and Exchange Commission, prior to the filing of the Form 10-Q. The Committee shall discuss with management and the outside auditor in person, at a meeting, or by conference telephone call, the results of the quarterly review including such matters as significant adjustments, management judgments, accounting estimates, significant new accounting policies and disagreements with management. The Chair (or in his or her absence, a member designated by the Chair) may represent the entire Committee for purposes of this discussion.

Internal Controls

   14. The Committee shall discuss with the outside auditor and the senior internal auditor, at least annually, the adequacy and effectiveness of the accounting and financial controls of the Company, and consider any recommendations for improvement of such internal control procedures.

   15. The Committee shall discuss with the outside auditor and with management any letter of recommendation provided by the outside auditor and any other significant matters brought to the attention of the Committee by the outside auditor as a result of its annual audit. The Committee should allow management adequate time to consider any such matters raised by the outside auditor.

Internal Audit

   16. The Committee shall discuss at least annually with the senior internal auditor the activities and organizational structure of the Company's internal audit function and the qualifications of the primary personnel performing such function.

   17. Management shall furnish to the Committee a summary of audit reports prepared by the senior internal auditor of the Company.

   18. The Committee shall, at its discretion, meet with the senior internal auditor to discuss any reports prepared by him or her or any other matters brought to the attention of the Committee by the senior internal auditor manager.

   19. The senior internal auditor shall be granted unfettered access to the Committee.

Other Responsibilities

   20. The Committee shall review and reassess the Committee's Charter at least annually and submit any recommended changes to the Board for its consideration.

   21. The Committee shall provide the report for inclusion in the Company's Annual Proxy Statement required by Item 306 of Regulation S-K of the Securities and Exchange Commission.

   22. The Committee, through its Chair, shall report periodically, as deemed necessary or desirable by the Committee, but at least annually, to the full Board regarding the Committee's actions and recommendations, if any.

                         ANNUAL MEETING OF STOCKHOLDERS
                          OF HOST MARRIOTT CORPORATION

   The 2000 Annual Meeting of Stockholders of Host Marriott Corporation will be held in the Grand Ballroom, Salon F, at the Tampa Marriott Waterside, located at 700 South Florida Avenue, Tampa, Florida, on Thursday, May 17, 2001 at 11:00 a.m. Doors to the meeting will open at 10:30 a.m.

   A special "Stockholder Annual Meeting" rate is offered at the hotel for Wednesday, May 16, 2001, the night before the meeting. A limited number of rooms is available for this special rate of $175.00, single or double occupancy. To receive this special rate, please call the hotel directly and ask for the Host Marriott Corporation "Stockholder Annual Meeting" rate for May 16. Applicable taxes and gratuities will be additional and reservations are required in advance. This discount may not be used in conjunction with any other discount, coupon or group rate.

                            Tampa Marriott Waterside
                            700 South Florida Avenue
                              Tampa, Florida 33602
                           Telephone: (813) 221-4900

Directions to the hotel:

   From Tampa International Airport: Take I-275 North for 6 miles to Downtown Exit 25. Follow signs to Tampa Street. The Hotel will be 12 blocks ahead, adjacent to the Tampa Convention Center.

   From Orlando: Take I-4 to I-275 South until reaching Downtown Exit 25. The Hotel will be 12 blocks ahead, adjacent to the Tampa Convention Center.

 PROXY
                           HOST MARRIOTT CORPORATION
               THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
                     FOR THE ANNUAL MEETING OF STOCKHOLDERS
                 TO BE HELD THURSDAY, MAY 17, 2001, 11:00 A.M.

The undersigned appoints Richard E. Marriott and Christopher J. Nassetta as Proxies. Each shall have power to appoint his substitute. They are authorized to represent and vote, as designated on the reverse side, all shares of Host Marriott Corporation common stock held of record by the undersigned on March 30, 2001 at the Annual Meeting of Stockholders to be held on May 17, 2001, or any adjournment thereof. The Board of Directors recommends votes FOR proposals 1 and 2 and AGAINST proposal 3.

Nominees for election as directors for          COMMENTS OR CHANGE OF ADDRESS
three-year terms expiring at the 2004
Annual Meeting:                                 -----------------------------

     Richard E. Marriott                        -----------------------------
     R. Theodore Ammon
     Christopher J. Nassetta                    -----------------------------
                                                (If you have written in the
                                                above space, please mark the
                                                corresponding  box on the
                                                reverse side of this card)

                                                                     ----------
                                                                     SEE REVERSE
                                                                         SIDE
                                                                      ---------



                   CONTINUED AND TO BE SIGNED ON REVERSE SIDE

                             Detach Proxy Card Here

               [Logo of Host Marriott Corporation appears here]

                              10400 Fernwood Road
                         Bethesda, Maryland 20817-1109

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                       TO BE HELD THURSDAY, MAY 17, 2001

The Annual Meeting of Stockholders of Host Marriott Corporation will be held on Thursday, May 17, 2001, at 11:00 a.m. in the Grand Ballroom, Salon F, of the Tampa Marriott Waterside, located at 700 South Florida Avenue, in Tampa, Florida. Doors to the meeting will open at 10:30 a.m.

At the meeting, stockholders will be asked to consider and vote on the following proposals:

     Proposal 1:  to elect Richard E. Marriott, R. Theodore Ammon and
                  Christopher J. Nassetta as Directors for three-year terms expiring at the 2004 Annual Meeting;

     Proposal 2:  to ratify the appointment of Arthur Andersen LLP as
                  Independent auditors; and

     Proposal 3:  to consider a stockholder proposal to reinstate the annual election of all Directors.

Stockholders will also transact other business if any is properly brought before the annual meeting.

If you were a stockholder of record at the close of business on March 30, 2001, you may vote at the annual meeting. Whether or not you plan to attend the meeting, please take the time to vote by completing and mailing this proxy card to us in the envelope provided.

                                          Robert E. Parsons, Jr.
                                          Corporate Secretary

[x] Please mark your                                            3562
    votes as in this
    example.

This proxy when properly executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR election of directors, FOR proposal 2 and AGAINST proposal 3.

        The Board of Directors Recommends a vote FOR proposals 1 and 2.

                                            FOR      WITHHELD
1. Election of Directors (see reverse)      [ ]        [ ]

For, except vote withheld from the following nominee(s):


                                            FOR  AGAINST  ABSTAIN

2. Ratification of appointment of Arthur
   Andersen LLP as independent auditors     [ ]    [ ]      [ ]

3. Stockholder proposal to reinstate the
   annual election of all directors         [ ]    [ ]      [ ]

I WILL ATTEND THE ANNUAL MEETING  [ ]

CHANGE OF ADDRESS/
COMMENTS ON REVERSE SIDE.         [ ]

SIGNATURE(S)_________________________________________ DATE __________________

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

               Please carefully detach here and return this proxy
                       in the enclosed reply envelope.


                                ADMISSION TICKET
                           HOST MARRIOTT CORPORATION

                         ANNUAL MEETING OF STOCKHOLDERS
                     Thursday, May 17, 2001, 11:00 a.m. EDT

                            Tampa Marriott Waterside
                            Grand Ballroom, Salon F
                            700 South Florida Avenue
                                 Tampa, Florida

--------------------------------------------------------------------------------
                                     AGENDA
--------------------------------------------------------------------------------
                         1. ELECTION OF three DIRECTORS
                                       o
                     2. RATIFICATION OF ARTHUR ANDERSEN LLP
                            AS INDEPENDENT AUDITORS
                                       o
                  3. stockHOLDER PROPOSAL TO REINSTATE ANNUAL
                           ELECTION OF ALL DIRECTORS
                                       o
                         TRANSACTION OF OTHER BUSINESS
                    AS MAY PROPERLY COME BEFORE THE MEETING.
--------------------------------------------------------------------------------


    It is important that your shares be represented at this meeting, whether or not you attend the meeting in person. To make sure your shares are represented, we urge you to complete and mail the proxy card above.


--------------------------------------------------------------------------------
          If you and your guest plan on attending the Annual Meeting, please mark the appropriate box on the proxy card above.
         Present this Admission Ticket to the Host Marriott Corporation representative at the entrance.
--------------------------------------------------------------------------------